As filed with the Securities and Exchange Commission on November 5, 2003


                                                     Registration No. 333-104595
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------


                         P A L L   C O R P O R A T I O N
             (Exact name of registrant as specified in its charter)

                    New York                                  11-1541330
        (State or other jurisdiction of                    (I.R.S. Employer
         incorporation or organization)                  Identification No.)

                             2200 Northern Boulevard
                           East Hills, New York 11548
                                 (516) 484-5400
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                   ----------


                             Mary Ann Bartlett, Esq.
                                    Secretary
                                Pall Corporation
                             2200 Northern Boulevard
                           East Hills, New York 11548
                                 (516) 484-5400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                    Copy to:
                          Carter Ledyard & Milburn LLP
                                  2 Wall Street
                            New York, New York 10005
                        Attention: Heywood Shelley, Esq.
                                ----------------

        Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the selling stockholders may determine.


        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                                   ----------

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              ---------------------

        Pursuant to Rule 429 under the Securities Act of 1933, the prospectus herein is being filed as a combined prospectus satisfying the requirements of that Act and the rules and regulations thereunder for the offering registered on Registration Statement on Form S-3, Registration No. 33-39655. Accordingly, this Registration Statement being currently filed shall act, upon effectiveness, as a post-effective amendment to the said earlier Registration Statement.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                  SUBJECT TO COMPLETION, DATED NOVEMBER 5, 2003


PROSPECTUS

                                 254,665 Shares

                          P A L L C O R P O R A T I O N

                                  Common Stock

                                   ----------


        The selling stockholders in this offering are the Pall Corporation Cash Balance Pension Plan and the Pall Trinity Micro Pension Plan for Hourly-Rated Factory Employees (collectively, the "Plans"). The Plans, which provide retirement benefits to employees of Pall Corporation and its subsidiaries, may sell from time to time up to 254,665 shares (the "Shares") of the common stock, par value $.10 per share, of Pall Corporation.

        The Pall common stock is listed on the New York Stock Exchange (symbol:
PLL). On November 4, 2003, the last reported sale price of a share of Pall common stock for New York Stock Exchange composite transactions was $23.94.

        The Plans may sell the Shares in brokerage transactions (which may include block trades and ordinary brokers' transactions) on the New York Stock Exchange, in privately negotiated transactions, in the over-the-counter market and otherwise.

        This prospectus also relates to 254,665 common share purchase rights. These rights are not currently exercisable and are attached to and transferable only with the Shares. See "Common Share Purchase Rights."


        None of the Securities and Exchange Commission or any state securities commission has approved or disapproved of the securities being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is ________ __, 2003.

                                TABLE OF CONTENTS
                                                                        Page no.
                                                                        --------


Pall Corporation..............................................................3
The Selling Stockholders......................................................4
The Offering and Plan of Distribution.........................................4
Common Share Purchase Rights..................................................6
Legal Matters.................................................................6
Experts.......................................................................7
Where You Can Find More Information...........................................7



                                      * * *

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                                Pall Corporation

        Pall Corporation, incorporated in July 1946, together with its subsidiaries, is a leading supplier of fine filters, principally made by Pall Corporation or its subsidiaries using its proprietary filter media, and other fluid clarification and separations equipment for the removal of solid, liquid and gaseous contaminants from a wide variety of liquids and gases.

        We serve customers in two principal markets: Life Sciences and Industrial. The two principal markets are further divided into five segments:
Blood and BioPharmaceuticals (which comprise the Life Sciences business) and General Industrial, Aerospace and Microelectronics (which comprise the Industrial business).

        During the past five years, we have continued our development and sale of fluid clarification and separations products in a wide variety of markets. Additionally, in fiscal 2002, we acquired the Filtration and Separations Group ("FSG") from United States Filter Corporation, significantly expanding our presence in the Industrial market.


        Pall is a specialty materials and engineering company with the broadest-based filtration, separations and purification capabilities in the world. Our proprietary products are used to discover, develop and produce pharmaceuticals, produce safe drinking water, protect hospital patients, remove white blood cells from blood, enhance the quality and efficiency of manufacturing processes, keep equipment running efficiently and protect the environment. Requirements for product quality, purity, environmental preservation, health and safety apply to a wide range of industries and across geographical borders. We have a 57-year history of commercializing successful products and continue to develop new materials and technologies for the Life Sciences and Industrial markets and their increasingly difficult fluid filtration, purification and separation challenges. We have an array of core materials and technologies that can be combined and manipulated in many ways to solve complex fluid separation challenges. These proprietary materials, coupled with our ability to engineer them into useful forms, are the foundations of our capabilities. Our proprietary materials enable us to provide customers with products that are well matched to their needs, to develop new products and to enter new markets. With the addition of FSG, we have enhanced our library of proprietary materials and technologies with sophisticated offerings such as asymmetric membranes, selective adsorption, melt-blown media, nano ceramic membranes and metallic fiber media.


        Pall actively pursues only those applications in which its products can make a substantial difference to the customer and especially targets projects that will result in real gains in performance and economics. The products sold are principally filters made with proprietary Pall filter media produced by chemical film casting, melt-blowing of polymer fibers, papermaking and metallurgical processes. Metal and plastic housings for our filters and a wide variety of appurtenant devices are also made. Competition is intense in all of our markets and includes many large and small companies in our global markets; however, no one company has a significant presence in all of our markets.

        Pall's principal executive offices are located at 2200 Northern Boulevard, East Hills, New York 11548, and its telephone number at that address is (516) 484-5400.

                            The Selling Stockholders

        Pall issued and delivered the Shares to the Plans in satisfaction of all or a portion of Pall's obligation to make annual contributions to the Plans. Included in the Shares are 44,665 shares of Pall common stock which Pall issued and delivered to the Plans in partial satisfaction of Pall's obligation to contribute to the Plans or their predecessor plans with respect to Pall's fiscal year ended July 28, 1990. Pall's board of directors, acting by its executive committee, authorized the proper officers of Pall to deliver 210,000 additional Shares to the Plans in partial satisfaction of Pall's obligation to contribute to the Plans with respect to Pall's fiscal year ended August 3, 2002.

        During the past three years, the Plans have had no position, office or other material relationship with Pall or any of its affiliates apart from providing retirement benefits to the employees of Pall and its subsidiaries. In addition, the Plans own no shares of Pall common stock apart from the 254,655 Shares. The Plans are offering all the Shares pursuant to the offering under this prospectus and accordingly will own no shares of Pall common stock after completion of this offering.

        Reed, Conner & Birdwell, Inc. acts as an investment adviser to the Plans (the "Investment Adviser") and has sole authority to direct The Bank of New York, as trustee of the Plans, to sell any or all of the Shares from time to time, and to make delivery of such Shares to the purchasers thereof.



                      The Offering and Plan of Distribution


        Pall will pay all expenses in connection with the sale of the Shares by the Plans. Depending upon market conditions, the Plans may, in the sole discretion and at the direction of the Investment Adviser, from time to time sell all or some of the Shares.

        The Plans will not sell the Shares at any predetermined price or pursuant to any pre-arranged plan of distribution, the time, price and manner of sale, if any, being in the Investment Adviser's discretion. The Shares may be sold in brokerage transactions (which may include block trades and ordinary brokers' transactions) on the New York Stock Exchange, in privately negotiated transactions, in the over-the-counter market, in underwritten public offerings, and otherwise. The price at which the Shares may be sold will be the prevailing market price (plus customary or negotiated brokerage commissions) in the case of brokerage sales executed on the New York Stock Exchange or in the over-the-counter market, and the price plus brokerage commissions or discounts agreed upon by the parties in the case of privately negotiated transactions and underwritten public offerings.




        Any broker-dealers that act as principals in connection with the sale of Shares will be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933; the Plans, The Bank of New York as trustee of the Plans, and any broker-dealer that acts as agent in connection with the sale of the Shares may be "underwriters" within the meaning of Section 2(11); and any compensation these broker-dealers receive, and any profit they realize from the resale of the

Shares while acting as principals, might be considered as underwriting discounts or commissions. Because the Plans may be "underwriters" within the meaning of
Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act for offers and sales of the Shares, including delivery through the facilities of the New York Stock Exchange as provided in Rule 153 under the Securities Act.

        The Plans also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, if the Plans meet the criteria and satisfy the requirements of Rule 144.

        If either Plan notifies Pall that it has entered into any material arrangement with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer (including underwritten public offerings), Pall will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing

       o    the name of the participating broker-dealer(s),

       o    the number of Shares involved,

       o    the price at which such Shares were sold,

       o the commission paid or discounts or concessions allowed to the broker-dealer(s), where applicable,

       o whether the broker-dealer(s) conducted any investigation to verify the information in or incorporated by reference in this prospectus, and

       o    other material facts of the transaction.

                          Common Share Purchase Rights

        On November 17, 1989, the board of directors of Pall Corporation, pursuant to a favorable advisory vote of its shareholders, adopted a Shareholder Rights Plan and pursuant thereto declared a dividend of one common share purchase right (a "Right") for each outstanding share of Pall common stock. The distribution was made to the holders of record of common stock outstanding on December 1, 1989, and is being made with respect to all shares of common stock issued thereafter until the earliest to occur of the Distribution Date (as defined below), the date on which the Rights are redeemed, and the expiration date of the Rights (December 1, 2009 unless the expiration date is extended prior to that date).

        Each Right, when it becomes exercisable, will entitle the registered holder to purchase from Pall one share of Pall common stock at a price of $80, subject to adjustment in certain events, including stock splits, occurring subsequent to the date of this prospectus. Until the Distribution Date, the Rights (a) will not be exercisable, (b) will be evidenced by the certificates for the common stock registered in the names of the holders thereof and not by separate Right certificates, and (c) will be transferable with and only with the common stock, and one Right will be associated with each share of common stock, subject to adjustment in certain events.

        The "Distribution Date" is defined as the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of the outstanding Pall common stock (such person or group being defined as an "Acquiring Person"), or (2) 10 business days (or such later date as may be determined by action of the Board prior to such time as any person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of such outstanding common stock.

        The Rights have certain anti-takeover effects. A description of the Rights is set forth in Amendment No. 1, dated April 20, 1999, to Pall's Registration Statement on Form 8-A for the registration of the Rights pursuant to Section 12(b) of the Exchange Act, which Amendment is a document incorporated by reference in this prospectus as provided below.


                                  Legal Matters


        The validity of the Shares has been passed upon by Carter Ledyard & Milburn LLP, Two Wall Street, New York, New York 10005. Heywood Shelley, counsel to Carter Ledyard & Milburn LLP, is a director of Pall.

                                     Experts


        The consolidated financial statements and schedule of Pall Corporation and its subsidiaries, incorporated in this prospectus by reference to the Annual Report on Form 10-K of Pall Corporation for the fiscal year ended August 2, 2003, have been so incorporated in reliance on the report of KPMG LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

        The reference to The Mentor Group, Inc., in Item 7 of Pall's Annual Report on Form 10-K for the fiscal year ended August 2, 2003, as a third party valuation firm which assisted Pall in connection with its acquisition of the Filtration and Separations Group, has been incorporated by reference in this prospectus in reliance upon the authority of The Mentor Group, Inc. as experts in valuations and appraisals.



                       Where You Can Find More Information


        This prospectus is a part of a registration statement on Form S-3, Registration No. 333-104595, which Pall has filed with the Securities and Exchange Commission under the Securities Act of 1933. We refer you to this registration statement for further information about Pall and the shares of common stock offered hereby.


        Pall files annual, quarterly and special reports and other information with the Securities and Exchange Commission (Commission File Number 1-4311). These filings contain important information which does not appear in this prospectus. Pall's SEC filings are available over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy these filings at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of Pall's filings from the public reference room by calling (202) 942-8090.

        The SEC allows Pall to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which Pall has filed or will file with the SEC. We are incorporating by reference in this prospectus


        o Pall's Annual Report on Form 10-K for the fiscal year ended August 2, 2003,

        o Pall's Current Report on Form 8-K bearing cover date of August 18, 2003, and


        o the descriptions of the Pall common stock and the common share purchase rights contained in the Amendments No. 1, both dated April 20, 1999, to Pall's Registration Statements on Form 8-A, both dated September 10, 1992, for the registration of the common stock and the common share purchase rights under Section 12(b) of the Securities Exchange Act of 1934, and any updates of the descriptions contained in any registration statement, report or amendment of any registration statement or report which Pall may subsequently file under the Exchange Act.

        All documents which Pall Corporation files with the SEC pursuant to
Section 13(a), 13(c) or 15(d) of the Securities Exchange Act after the date of this prospectus and before the termination of this offering of common stock shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents. Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.


        We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Diane Foster, Director of Investor Relations, Pall Corporation, 2200 Northern Boulevard, East Hills, New York 11548 (telephone 516-484-3677).

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 16.       Exhibits.

        The index to exhibits appears immediately following the signature pages of this Registration Statement.

                                   SIGNATURES



        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of East Hills, State of New York, on the 5th day of November, 2003.



                                   PALL CORPORATION


                                   By:  /s/ John Adamovich, Jr.
                                        -----------------------
                                          John Adamovich, Jr.
                                           Chief Financial Officer and Treasurer





        Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed on November 5, 2003, by the following persons in the capacities indicated.


         Signature                         Title
         ---------                         -----


               *
         -------------                     Chairman of the Board and
         Eric Krasnoff                     Chief Executive Officer
                                           (Principal Executive Officer)
                                            and Director




         /s/John Adamovich, Jr.
         ----------------------            Chief Financial Officer and Treasurer
         John Adamovich, Jr.               (Principal Financial Officer)



         /s/Lisa McDermott
         -----------------                 Chief Corporate Accountant
         Lisa McDermott                    (Principal Accounting Officer)



               *
         -------------                     Director
         Abraham Appel

         Signature                         Title
         ---------                         -----


                   *
         ----------------------            Director
         Daniel J. Carroll, Jr.



                   *
         ----------------------            Director
         John H.F. Haskell, Jr.


                   *
         --------------------              Director
         Jeremy Hayward-Surry



                  *
         -----------------                 Director
         Ulric Haynes, Jr.



                   *
         --------------------              Director
         Edwin W. Martin, Jr.



                   *
         --------------------              Director
         Katharine L. Plourde



                 *
         ---------------                   Director
         Heywood Shelley



                 *
         ----------------                  Director
         Edward L. Snyder

         Signature                         Title
         ---------                         -----



                  *
         -------------------               Director
         Edward Travaglianti



                 *
         ---------------                   Director
         James D. Watson


-------------------




*By: /s/John Adamovich, Jr.
     ----------------------
         John Adamovich, Jr.
         Attorney-in-Fact

                                  EXHIBIT INDEX


Exhibit No.
-----------

4(a)* Rights Agreement dated as of November 17, 1989, between the Registrant and United States Trust Company of New York, as Rights Agent, filed as Exhibit I to the Registrant's
                 Registration Statement on Form 8-A (File No. 1-4311) dated September 10, 1992, for the registration of the Common Share Purchase Rights pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the "Form 8-A")

4(b)* Amendment No. 1, dated as of April 20, 1999, to the above listed Rights Agreement, filed as Exhibit II to Amendment No. 1, dated April 20, 1999, to the Form 8-A

5**              Opinion of Carter Ledyard & Milburn LLP

23(a)**          Consent of Carter Ledyard & Milburn LLP
                 (included in Exhibit 5)

23(b)            Consent of KPMG LLP


23(c)            Consent of The Mentor Group, Inc.

24 Powers of Attorney (included in the signature pages of the original filing of this Registration Statement)


----------------

*      Incorporated herein by reference.


** Previously filed as an exhibit to this Registration Statement.